Exhibit 23.3

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and the current Registration Statements on Form S-8 (File Nos. 333-266227, 333-269490, 333- 274241, 333-277101 and 333-284755) and Form S-3 (File Nos. 333- 273195, 333- 269029 and 333-280018) and future Registration Statements (collectively, including any amendments or supplements thereto, the “Registration Statements”) of the Company.

I, Ronald G. Simpson of Geosim Services Inc., am an author of the Canadian NI 43-101 Technical Report titled “Pinaya Gold-Copper Project Technical Report” with an effective date April 26, 2016 (the “Expert Report”) originally prepared for Kaizen Discovery Inc.

I understand that the Company wishes to make reference to my name and the Expert Report in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”). I further understand that the Company wishes to use extracts and/or information from the Expert Report in the Form 10-K. I further understand that the above items as included in the Form 10-K will be incorporated by reference in the Registration Statements. I have been provided with a copy of the Form 10-K and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form 10-K and the Registration Statements, I do hereby consent to:

•	•
•the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•the use of, and references to, the Expert Report in the Form 10-K and Registration Statements; and

•the use, in the Form 10-K and Registration Statements, of extracts and information from the Expert Report, or portions thereof, that were prepared by me, that I supervised the preparation of and/or that I reviewed and approved.

 I also confirm that where my work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: February 23, 2026

By:	/s/ Ronald G. Simpson
     Ronald G. Simpson
     President